Exhibit 5.1

Andrews Kurth LLP

600 Travis

Houston, Texas 77002

June 8, 2006

BJ Services Company

4601 Westway Park Blvd

Houston, Texas 77041

Re:     BJ Services Company – Registration of the offering of $250,000,000 of its Floating Rate Senior Notes Due 2008 and $250,000,000 of its 5.750% Senior Notes Due 2011

Ladies and Gentlemen:

We have acted as special counsel to BJ Services Company, a Delaware corporation (the “Company”), in connection with the public offering of the Company’s senior debt securities consisting of $250,000,000 aggregate principal amount of Floating Rate Senior Notes Due 2008 and $250,000,000 aggregate principal amount of 5.750% Senior Notes Due 2011 (collectively, the “Senior Notes”). The Senior Notes are to be issued under an Indenture dated as of June 8, 2006 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”) and Second Supplemental Indenture (the “Second Supplemental Indenture”) thereto, each dated as of June 8, 2006 (the First Supplemental Indenture and the Second Supplemental Indenture, the “Supplemental Indentures”), pursuant to a Purchase Agreement, dated June 5, 2006 (the “Purchase Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Senior Notes. The Base Indenture, as amended and supplemented pursuant to the Supplemental Indentures, is referred to herein as the “Indenture.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the registration statement on Form S-3 (Registration No. 333-134724) filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 5, 2006 (such registration statement, including the form of prospectus included therein and the documents incorporated by reference therein, the “Registration Statement”);

(ii) the prospectus dated June 5, 2006, with respect to the offering from time to time of the Company’s debt securities (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Company’s Floating Rate Senior Notes due 2008 and 5.75% Senior Notes due 2011, dated June 5, 2006 (the “Prospectus Supplement”) (the Base Prospectus, as supplemented by the Prospectus Supplement, in the form filed with the SEC pursuant to Rule 424(b) of the rules and regulations of the SEC, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(iii) Purchase Agreement;

(iv) the Base Indenture;

(v) the First Supplemental Indenture;

(vi) the Second Supplemental Indenture;

(vii) the Certificate of Incorporation of the Company, as amended to date;

(viii) the By-Laws of the Company, as amended to date;

(ix) certain resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the Registration Statement, the issuance of the Senior Notes, the Indenture and related matters, and minutes of a meeting of the pricing officers;

(x) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

(xi) the forms of the Senior Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Purchase Agreement, the Indenture and the Senior Notes and (ii) the Delaware General Corporation Law.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Supplemental Indentures (in the form examined by us) have been duly executed and delivered by the Company and the Trustee in accordance with the terms of the Indenture and (ii) the Senior Notes (in the form examined by us) have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered in accordance with the terms of the Purchase Agreement and the Indenture, the Senior Notes will constitute valid and legally binding obligations of the Company.

Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding the validity or effect of any provision (i) relating to severability or separability, (ii) purporting to require disregard of mandatory choice of law principles or rules, or (iii) purporting to establish any obligations as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Senior Notes and the performance by the Company of its obligations under the Indenture and the Senior Notes, did not, do not and will not violate or constitute a default under any agreement or instrument to which the Company or its properties is subject.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the captions “Legal Matters” and “Validity of Securities” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP